Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 2, 2020

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
kelly.boyer@kennametal.com	lori.lecker@kennametal.com
Kennametal Announces Fiscal 2021 First Quarter Results
•Sales of $400 million decreased 23 percent year-over-year, but increased 6 percent sequentially, outpacing the normal seasonal decline
•Commercial excellence proceeding well with early wins in fit-for-purpose market segment
•Strong execution on simplification/modernization initiatives and cost control measures protecting margins
•First quarter incremental simplification/modernization benefits of $22 million, up 166 percent year-over-year;
$180 million of cumulative savings expected by end of FY21
•Strong cash balance and liquidity position maintained
PITTSBURGH, (November 2, 2020) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2021 first quarter ended September 30, 2020, with loss per diluted share (LPS) of $0.26, compared with earnings per diluted share (EPS) of $0.08 in the prior year quarter, and adjusted EPS of $0.03, compared with adjusted EPS of $0.17 in the prior year quarter.
“Our results demonstrate effective execution on several fronts despite low levels of industrial activity. Benefits from our simplification/modernization initiatives increased, as we move into the final stages of footprint rationalization, positioning us well for the economic recovery. Furthermore, we continue to gain traction on our growth initiatives, including a recent win in the fit-for-purpose market segment with a major machine tool builder,” said Christopher Rossi, President and CEO.
Rossi continued: “Our first quarter sales outpaced typical seasonal trends, indicating that the economic recovery may be gaining momentum, although still down year-over-year. This is especially true in our General Engineering and Transportation end-markets, which total more than 60 percent of our sales. That said, the exact trajectory of the recovery remains difficult to predict.”
Simplification/Modernization Update
The Company has achieved annualized total savings since inception to date from simplification/modernization of $123 million. Total incremental benefits related to simplification/modernization initiatives in the quarter were approximately $22 million, which includes incremental restructuring savings of approximately $17 million as noted in the table below.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
($ in millions)
	Charges			Approximate Savings
Programs	Total Estimated	Current Quarter	Inception to Date	Total Estimated	Incremental Current Quarter	Annualized Inception to Date
FY20 Actions(1)	$55 - $60	$2	$55	$30 - $35	$7	$35
FY21 Actions	90 - 100	27	70	65 - 75	10	40
Total	$145 - $160	$29	$125	$95 - $110	$17	$75
(1) The FY20 Actions are considered substantially complete.

Fiscal 2021 First Quarter Key Developments
Sales of $400 million decreased 23 percent from $518 million in the prior year quarter, reflecting 21 percent organic sales decline, 1 percent unfavorable currency exchange effect and 1 percent decline from divestiture. Sequentially, however, sales increased 6 percent for the quarter, which outpaced the typical first quarter seasonal decline.
Operating loss was $17 million, or negative 4.3 percent margin, compared to operating income of $16 million, or 3.2 percent margin, in the prior year quarter. The decrease in operating income was due primarily to an organic sales decline and unfavorable labor and fixed cost absorption due to lower volumes, $29 million of restructuring and related charges compared to $8 million in the prior year quarter, partially offset by lower raw material costs, approximately $22 million of incremental simplification/modernization benefits and cost-control measures. Adjusted operating income was $11 million, or 2.9 percent margin, compared to $24 million, or 4.7 percent margin, in the prior year quarter.
Reported LPS in the current quarter includes restructuring and related charges of $0.30, partially offset by differences in annual projected tax rates of $0.01. Reported EPS in the prior year quarter includes restructuring and related charges of $0.09.
The reported effective tax rate (ETR) for the quarter was 12.1 percent (benefit on a loss) and the adjusted ETR was 33.4 percent (provision on income), compared to reported ETR of 33.7 percent and adjusted ETR of 22.5 percent in the prior year quarter, both provisions on income. The year-over-year change in both the reported and adjusted ETR is due primarily to the effects of relatively lower current year pre-tax income.
Year-to-date net cash flow provided by operating activities was $10 million compared to $28 million in the prior year quarter. The change in net cash flow provided by operating activities was driven primarily by lower earnings. Year-to-date free operating cash flow (FOCF) was negative $29 million compared to negative $45 million in the prior year quarter. The improvement in FOCF was driven primarily by lower capital expenditures of $33 million, partially offset by lower earnings and working capital adjustments. On September 10, 2020, the Company entered into an amended Credit Agreement to broaden its Net Debt definition to include international cash, increase the restructuring allowance and temporarily increase the Net Debt/EBITDA threshold. The Company remains in compliance with all covenants and had full availability under the terms of the Credit Agreement as of September 30, 2020.

Outlook and Second Quarter Assumptions
While there are signs of improvement, overall global market conditions remain unpredictable and visibility into primary end markets remains limited. Therefore, the Company will not be providing an FY21 outlook at this time, outside of capital spending, which is unchanged and expected to be between $110 million and $130 million. The Company will provide more details regarding its second quarter assumptions on its conference call.

Segment Results
The Company’s former segments, Industrial and Widia, were combined into one Metal Cutting segment as of July 1, 2020, while Infrastructure remains unchanged. Segment results have been retrospectively restated to reflect the change in reportable segments.
Metal Cutting sales of $248 million decreased 24 percent from $324 million year-over-year, driven by organic sales decline of 23 percent and a 1 percent unfavorable currency exchange effect. Operating loss was $24 million, or negative 9.5 percent margin, compared to operating income of $19 million, or 6.0 percent margin, in the prior year quarter. The decrease in operating income was driven primarily by organic sales decline, unfavorable labor and fixed cost absorption due to lower volumes and $26 million of restructuring and related charges compared to $6 million in the prior year quarter, partially offset by incremental simplification/modernization benefits, lower raw material costs, and cost-control measures. Adjusted operating income was $2 million, or 1.0 percent margin, compared to $26 million, or 7.9 percent margin, in the prior year quarter.
Infrastructure sales of $152 million decreased 21 percent from $194 million year-over-year, driven by organic sales decline of 18 percent and a 4 percent decline from divestiture, partially offset by a favorable business day effect of 1 percent. Operating income was $7 million, or 4.8 percent margin, compared to operating loss of $3 million, or negative 1.4 percent margin, in the prior year quarter. The change in operating results was primarily driven by lower raw material costs, simplification/modernization benefits and cost-control measures, partially offset by organic sales decline and unfavorable labor and fixed cost absorption due to lower volumes. Adjusted operating income was $10 million, or 6.5 percent margin, compared to adjusted operating loss of $1 million, or negative 0.5 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 24, 2020 to shareholders of record as of the close of business on November 10, 2020.
The Company will host a conference call to discuss its first quarter fiscal 2021 results on Tuesday, November 3, 2020 at 8:00 a.m. Eastern Time. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.”
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow, capital expenditures and effective tax rate for fiscal year 2021 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: the duration of the COVID-19 pandemic and its impacts on our business operations, financial results and financial position and on the industries in which we operate and the global economy generally; other downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in our latest annual report on Form 10-K and our other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 9,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $1.9 billion in revenues in fiscal 2020. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2020	2019
Sales	$400,305	$518,088
Cost of goods sold	295,232	379,108
Gross profit	105,073	138,980
Operating expense	93,340	114,191
Restructuring and asset impairment charges	25,577	4,666
Amortization of intangibles	3,334	3,747
Operating (loss) income	(17,178)	16,376
Interest expense	10,578	7,881
Other income, net	(4,019)	(2,681)
(Loss) income before income taxes	(23,737)	11,176
(Benefit) provision for income taxes	(2,877)	3,766
Net (loss) income	(20,860)	7,410
Less: Net income attributable to noncontrolling interests	815	944
Net (loss) income attributable to Kennametal	$(21,675)	$6,466
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic (loss) earnings per share	$(0.26)	$0.08
Diluted (loss) earnings per share	$(0.26)	$0.08
Basic weighted average shares outstanding	83,318	82,881
Diluted weighted average shares outstanding	83,318	83,487

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2020	June 30, 2020
ASSETS
Cash and cash equivalents	$98,290	$606,684
Accounts receivable, net	249,992	237,983
Inventories	508,739	522,447
Other current assets	78,700	73,698
Total current assets	935,721	1,440,812
Property, plant and equipment, net	1,054,214	1,038,271
Goodwill and other intangible assets, net	405,468	403,148
Other assets	163,593	155,360
Total assets	$2,558,996	$3,037,591
LIABILITIES
Revolving and other lines of credit and notes payable	$46,458	$500,368
Accounts payable	136,076	164,641
Other current liabilities	233,039	233,071
Total current liabilities	415,573	898,080
Long-term debt	593,250	594,083
Other liabilities	283,791	276,640
Total liabilities	1,292,614	1,768,803
KENNAMETAL SHAREHOLDERS’ EQUITY	1,225,386	1,229,885
NONCONTROLLING INTERESTS	40,996	38,903
Total liabilities and equity	$2,558,996	$3,037,591

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2020	2019
Outside Sales:
Metal Cutting	$247,876	$324,085
Infrastructure	152,429	194,003
Total sales	$400,305	$518,088
Sales By Geographic Region:
Americas	$179,633	$259,289
EMEA	122,764	153,480
Asia Pacific	97,908	105,319
Total sales	$400,305	$518,088
Operating (loss) income:
Metal Cutting	$(23,626)	$19,306
Infrastructure	7,268	(2,690)
Corporate (2)	(820)	(240)
Total operating (loss) income	$(17,178)	$16,376
(2) Represents unallocated corporate expenses

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating (loss) income and margin; ETR; net (loss) income attributable to Kennametal; diluted (L)EPS; Metal Cutting operating (loss) income and margin; Infrastructure operating income (loss) and margin; FOCF; and consolidated and segment organic sales decline (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended September 30, 2020 include restructuring and related charges and differences in projected annual tax rates. Adjustments for the three months ended September 30, 2019 include restructuring and related charges. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.

THREE MONTHS ENDED SEPTEMBER 30, 2020 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating (loss) income	ETR	Net (loss) income(3)	Diluted (L)EPS
Reported results	$400,305	$(17,178)	12.1%	$(21,675)	$(0.26)
Reported operating margin		(4.3)%
Restructuring and related charges	—	28,623	12.3	24,951	0.30
Differences in projected annual tax rates(4)	—	—	9.0	(979)	(0.01)
Adjusted results	$400,305	$11,445	33.4%	$2,297	$0.03
Adjusted operating margin		2.9%
(3) Attributable to Kennametal
(4) Represents a change in the method in which management calculates the tax effect on adjustments within the non-GAAP reconciliations. By separately presenting the effect of the differences in projected annual tax rates during the current period, management believes that the tax effects related to restructuring and related charges are more accurately reflected. This change does not affect adjusted results. The effect of the differences in projected annual tax rates was immaterial during the three months ended September 30, 2019 and, therefore, the prior period has not been retrospectively adjusted.

THREE MONTHS ENDED SEPTEMBER 30, 2020 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating (loss) income	Sales	Operating income
Reported results	$247,876	$(23,626)	$152,429	$7,268
Reported operating margin		(9.5)%		4.8%
Restructuring and related charges	—	26,000	—	2,627
Adjusted results	$247,876	$2,374	$152,429	$9,895
Adjusted operating margin		1.0%		6.5%

THREE MONTHS ENDED SEPTEMBER 30, 2019 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(3)	Diluted EPS
Reported results	$518,088	$16,376	33.7%	$6,466	$0.08
Reported operating margin		3.2%
Restructuring and related charges	—	7,970	(11.2)	7,429	0.09
Adjusted results	$518,088	$24,346	22.5%	$13,895	$0.17
Adjusted operating margin		4.7%
(3) Attributable to Kennametal

THREE MONTHS ENDED SEPTEMBER 30, 2019 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss
Reported results	$324,085	$19,306	$194,003	$(2,690)
Reported operating margin		6.0%		(1.4)%
Restructuring and related charges	—	6,308	—	1,663
Adjusted results	$324,085	$25,614	$194,003	$(1,027)
Adjusted operating margin		7.9%		(0.5)%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as net cash flow provided by operating activities (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2020	2019
Net cash flow provided by operating activities	$9,622	$27,545
Purchases of property, plant and equipment	(39,345)	(72,455)
Disposals of property, plant and equipment	334	395
Free operating cash flow	$(29,389)	$(44,515)

Organic Sales Decline
Organic sales decline is a non-GAAP financial measure of sales decline (which is the most directly comparable GAAP measure) excluding the effects of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth (decline) on a consistent basis. Management reports organic sales growth (decline) at the consolidated and segment levels.

ORGANIC SALES DECLINE (UNAUDITED)
Three Months Ended September 30, 2020	Metal Cutting	Infrastructure	Total
Organic sales decline	(23)%	(18)%	(21)%
Foreign currency exchange effect (5)	(1)	—	(1)
Business days effect (6)	—	1	—
Divestiture effect (7)	—	(4)	(1)
Sales decline	(24)%	(21)%	(23)%
(5) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(6) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(7) Divestiture effect is calculated by dividing prior period sales attributable to divested businesses by prior period sales.

SUPPLEMENTAL INFORMATION FOR SELECTED FISCAL YEAR 2020 FINANCIAL RESULTS (UNAUDITED)
(in thousands, except percents)
Previously disclosed segment results were restated for the combination of the former Industrial and Widia segments into one Metal Cutting segment. This supplemental information regarding selected fiscal year 2020 financial results should be read in conjunction with the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on August 20, 2020. The information includes non-GAAP financial measures and, in accordance with SEC rules, the Company has provided a reconciliation for each non-GAAP financial measure to the most directly comparable GAAP financial measure.

THREE MONTHS ENDED JUNE 30, 2020 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$226,930	$237	$152,123	$15,434
Reported operating margin		0.1%		10.1%
Restructuring and related charges	—	13,965	—	3,957
Adjusted results	$226,930	$14,202	$152,123	$19,391
Adjusted operating margin		6.3%		12.7%

THREE MONTHS ENDED MARCH 31, 2020 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$303,459	$16,619	$179,625	$21,941
Reported operating margin		5.5%		12.2%
Restructuring and related charges	—	4,149	—	1,423
Goodwill and other intangible asset impairment charges	—	15,599	—	—
Adjusted results	$303,459	$36,367	$179,625	$23,364
Adjusted operating margin		12.0%		13.0%

THREE MONTHS ENDED DECEMBER 31, 2019 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating (loss) income	Sales	Operating loss
Reported results	$323,579	$(35,177)	$181,501	$(11,570)
Reported operating margin		(10.9)%		(6.4)%
Restructuring and related charges	—	49,243	—	1,726
Goodwill and other intangible asset impairment charges	—	14,627	—	—
Loss on divestiture	—	—	—	6,517
Adjusted results	$323,579	$28,693	$181,501	$(3,327)
Adjusted operating margin		8.9%		(1.8)%

THREE MONTHS ENDED SEPTEMBER 30, 2019 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating loss
Reported results	$324,085	$19,306	$194,003	$(2,690)
Reported operating margin		6.0%		(1.4)%
Restructuring and related charges	—	6,308	—	1,663
Adjusted results	$324,085	$25,614	$194,003	$(1,027)
Adjusted operating margin		7.9%		(0.5)%